Exhibit 99.1

Contact:	Investors	Media
	Mary T. Conway Conway Communications 1-781-772-1679 marytconway@comcast.net	Kurt Michel VP, Marketing 1-978-889-3001 kurt.michel@schange.com

SEACHANGE MONETIZES LAYER3 TV INVESTMENT

ACTON, Mass. (January 29, 2018) – Video solutions innovator SeaChange International Inc. (NASDAQ: SEAC) today announced that, in conjunction with the acquisition of Layer3 TV by T-Mobile, it had monetized its ownership stake in Layer3 TV Inc. The initial payment of approximately $4.6 million has been received by the Company, with an additional payment of approximately $2.1 million being held in escrow, subject to the satisfaction of the escrow provisions.

“We are very pleased that we have realized a significant return on our investment in Layer3 TV. The proceeds from this investment will further strengthen our cash position and balance sheet and provide additional support for our efforts to continue to improve SeaChange’s financial performance,” said Ed Terino, SeaChange CEO.

About SeaChange International

Enabling our customers to deliver billions of premium video streams across a matrix of pay-TV and OTT platforms, SeaChange (Nasdaq: SEAC) empowers service providers, broadcasters, content owners and brand advertisers to entertain audiences, engage consumers and expand business opportunities. As an Emmy winning organization with nearly 25 years of experience, we give media businesses the content management, delivery and monetization capabilities they need to craft an individualized branded experience for every viewer that sets the pace for quality and value worldwide. For more information, please visit www.schange.com.

Safe Harbor Provision

Any statements contained in this press release that do not describe historical facts, including regarding any future payments that SeaChange may receive, are neither promises nor guarantees and may constitute “forward-looking statements” as that term is defined in the U.S. Private Securities Litigation Reform Act of 1995. Such forward-looking statements may include words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue,” the negative of these terms and other comparable terminology. Any such forward-looking statements contained herein are based on current assumptions, estimates and expectations, but are subject to a number of known and unknown risks and significant business, economic and competitive uncertainties that may cause actual results to differ materially from expectations. Numerous factors could cause actual future results to differ materially from current expectations expressed or implied by such forward-looking statements, including the risks and other risk factors detailed in various publicly available documents filed by the Company from time to time with the Securities and Exchange Commission (SEC), which are available at www.sec.gov, including but not limited to, such information appearing under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the SEC on April 17, 2017. Any forward-looking statements should be considered in light of those risk factors. The Company cautions readers not to rely on any such forward-looking statements, which speak only as of the date they are made. The Company disclaims any intent or obligation to publicly update or revise any such forward-looking statements to reflect any change in Company expectations or future events, conditions or circumstances on which any such forward-looking statements may be based, or that may affect the likelihood that actual results may differ from those set forth in such forward-looking statements.

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